Exhibit 4.16

FIRST AMENDMENT TO

CONVERTIBLE PROMISSORY NOTE

$660,000	June 1, 2023

1. Recitals.

(a) Blue Ocean Investments, LLC, whose address is 2633 McKinney Ave, Suite 130- 337, Dallas, Texas 75204 (“Payee”) issued a loan in the original principal amount of $660,000 (the “Loan”) to Digerati Technologies, Inc., a Nevada corporation (“Digerati” or the “Debtor”), whose notice address is 8023 Vantage Dr., Suite 660, San Antonio, Texas 78230, pursuant to that certain Convertible Promissory Note dated January 24, 2023 (as amended herein, the “Note” and, together with all other documents executed in connection therewith, the “Loan Documents”), wherein Debtor promised to pay to the order of Payee the amount of the Loan. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Loan Documents.

(b) Maker and Payer now desire to execute this amendment to the Note (this “First Amendment”) to modify the Note to amend the maturity date, all as set forth herein.

2. Amendment to Maturity Date. The maturity date of the Note (the “Maturity Date”) is hereby amended to be the earlier to occur of (i) June 24, 2023, or (ii) the closing of the transactions contemplated in the definitive agreement between the Debtor and with Minority Equality Opportunities Acquisition Inc. In consideration for the foregoing amendment, pursuant to the terms of the Note, the Debtor shall issue 165,000 shares of its common stock to the Payee.

3. Renewal and Affirmation. Debtor and Payee hereby renew the Note and all other indebtedness evidenced by the Loan Documents. Debtor hereby renews and affirms its promise to pay all amounts owing pursuant to the Loan Documents.

4. Construction and Ratification. The terms of this First Amendment shall be construed as a part of the terms of the Loan Documents in all respects. In the event the terms, covenants or conditions of this First Amendment conflict with the terms, covenants or conditions of the Loan Documents, the terms of this First Amendment shall control. The Parties confirm and agree that, in all other respects, the Loan Documents remain in full force and effect.

5. Execution. To facilitate execution, this First Amendment may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this First Amendment: (a) the signature pages taken from separate individually executed counterparts of this First Amendment may be combined to form multiple fully executed counterparts; and (b) a telecopy or electronic delivery (i.e., the transmission by any party of his, her or its signature on an original or any copy of this First Amendment via fax machine or over the Internet in electronic photostatic copy format (e.g., .pdf Adobe)) shall be deemed to be the delivery by such party of his, her or its original signature hereon. All executed counterparts of this First Amendment shall be deemed to be originals, but all such counterparts, taken together or collectively, as the case may be, shall constitute one and the same agreement.

Counterpart Signature Page to

First Amendment to Convertible Promissory Note

DEBTOR:

DIGERATI TECHNOLOGIES, INC.,

a Nevada corporation

By:	/s/ Antonio Estrada
Name:	Antonio Estrada
Title:	CFO

PAYEE:

Blue Ocean Investments, LLC

By:	/s/ Jerry Ou
Name:	Jerry Ou
Title:	Manager